Exhibit 3.13

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GREAT LAKES CHEMICAL CORPORATION

(Originally incorporated under the name “Great Lakes Delaware, Inc.” on January 26, 1970)

FIRST:	The name of the Corporation is Great Lakes Chemical Corporation.

SECOND:	The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD:	The nature of the business to be conducted or promoted and the purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH:	The total number of shares of capital stock that the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value $0.01 per share.

FIFTH:	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(a)	to make, alter or repeal the By-laws of the Corporation; and

(b)	to authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

SIXTH:	(a)	The number of directors shall be not less than one. The exact number of directors shall be such as from time to time shall be fixed by, and in a manner set forth in, the Bylaws of the Corporation.

(b)	Each director of the Corporation shall hold office until his or her successor is duly elected and qualified or until his or her prior death, resignation, retirement or removal from office. Any vacancy in the Board of Directors or newly created directorship resulting from any increase in the number of directors may be filled by a majority of the directors then in office, excluding any directors who shall theretofore have resigned as of a future date, although less than a quorum.

SEVENTH:	The Corporation is to have perpetual existence.

EIGHTH:	The books of the Corporation may be kept (except as may be otherwise required by law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

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NINTH:	The Corporation shall indemnify the directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Directors of the Corporation, to the fullest extent permitted by the Delaware General Corporation Law, shall not be liable to the Corporation or its stockholders for monetary damages for breach of their fiduciary duty as a director.

TENTH:	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation.

[Intentionally left blank.]

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IN WITNESS WHEREOF, the undersigned does hereby certify that this Amended and Restated Certificate of Incorporation has been duly approved and adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

GREAT LAKES CHEMICAL CORPORATION

By:	/s/ Barry J. Shainman
Name:	Barry J. Shainman
Title:	Secretary

9036297 05000578

CERTIFICATE OF OWNERSHIP AND MERGER

OF

GLK SERVICES, INC.

(a Delaware corporation)

PABU SERVICES, INC.

(a Delaware Corporation)

PCBU SERVICES, INC.

(a Delaware Corporation)

INTO

GREAT LAKES CHEMICAL CORPORATION

(a Delaware corporation)

It is hereby certified that:

1. GREAT LAKES CHEMICAL CORPORATION, hereinafter sometimes referred to as the “Corporation”, is a business corporation of the State of Delaware.

2. The Corporation is the owner of all of the outstanding shares of the stock of GLK SERVICES, INC., PABU SERVICES, INC. and PCBU SERVICES, INC., which are also business corporations of the State of Delaware.

3. On November 1, 2005, the Board of Directors of the Corporation adopted the following resolutions to merge GLK SERVICES, INC., PABU SERVICES, INC., and PCBU SERVICES, INC. into the Corporation:

RESOLVED that GLK SERVICES, INC., PABU SERVICES, INC. and PCBU SERVICES, INC., be merged into this Corporation, and that all of the estate, property, rights, privileges, powers and franchises of GLK SERVICES, INC., PABU SERVICES, INC. and PCBU SERVICES, INC., be vested in and held and enjoyed by this Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by GLK SERVICES, INC., PABU SERVICES, INC. and PCBU SERVICES, INC., in their names.

DE BC D-:CERTIFICATE OF OWNERSHIP AND MERGER S>P D>D 07/98-3 (#329)

RESOLVED that this Corporation shall assume all of the obligations of GLK SERVICES, INC., PABU SERVICES, INC. and PCBU SERVICES, INC.

RESOLVED that this Corporation shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the State of Delaware and within any other appropriate jurisdiction.

RESOLVED that the effective time of the Certificate of Ownership and Merger setting forth a copy of these resolutions, and the time when the merger therein provided for, shall become effective shall be November 15, 2005.

Executed on November 1, 2005

GREAT LAKES CHEMICAL CORPORATION

BY:
Barry J. Shainman, Secretary

DE BC D-:CERTIFICATE OF OWNERSHIP AND MERGER S>P D>D 07/98-4 (#329)